Exhibit 10.4

                      LETTER OF INTENT



This Letter of Intent ("LOI") is entered into this 19th  day
of  May 2003, between            Joe's Jeans Inc. and  Joe's
Jeans Japan Inc., (hereinafter together referred to as "JOE'S"); and Itochu Corporation, a Japan corporation,
(hereinafter referred to as "ITOCHU"), and collectively hereinafter shall be referred to as the "Parties".


  1.   NATURE OF INTENT

          JOE'S  is  the owner of certain marks "Joe's"  and
          "Joe's  Jeans"              (the "Marks").  ITOCHU
          has approached JOE'S and made an informal proposal in respect of the use of the Marks in certain product categories in Japan. The Parties state their intention to enter into discussions and/or negotiations with a view to a possible master distribution and licensing agreement (the "Master Agreement") mutually beneficial to each party, on terms and conditions as yet undetermined in detail.


  2.   PURPOSE

           The purpose of a Master Agreement shall be the following :

             A.   The importation, distribution and sale of certain
                products       (the "Imported Products") under the "Marks"
                as stated in Section 3 below.

             B.   The manufacture, distribution and sale of certain
                products      (the "Licensed Products") envisaged in an
                agreement.


  3.   SCOPE OF PRODUCTS

          3.i. Imported Products

                 a.   Mens apparel bottoms including jeans, other denim
                    products, twill pants, and lightweight cotton pants using the Joe's and Joe's Jeans Marks.

                 b.   Womens apparel bottoms including jeans, other denim
                    products, twill pants, and lightweight cotton pants using the Joe's and Joe's Jeans Marks.


          3.ii.     Licensed Products

               a.   Mens casual apparel :  tops and bottoms including
                 jeans, other denim products, twill pants, and lightweight cotton pants, knitted and woven tops using the Joe's and Joe's Jeans Marks. This category excludes accessories.

               b.   Womens casual apparel :  tops and bottoms including
                 jeans, other denim products, twill pants, and lightweight cotton pants, knitted and woven tops using the Joe's and Joe's Jeans Marks. This category excludes accessories.

          The above shall collectively be referred to as the "Products".


  4.   TERRITORY

          This LOI pertains to the non-exclusive manufacture of the Licensed Products in the country of Japan or anywhere in the world, and pertains to the exclusive distribution in the country of Japan of the Imported Products and Licensed Products specifically mentioned in Section 3 of this LOI.


  5.   SALES AND ROYALTIES

          Projected sales, minimum sales, minimum royalties, minimum purchases, are to be negotiated. The Parties envisage that in the event that a three (3) year Master Agreement is agreed upon, the minimum royalty rate on the Licensed Products as specified in Section 3.ii.a. and 3.ii.b above will be as follows :

          5.i. The royalty rate for Licensed Products which are bottoms, will be six percent (6%).

          5.ii.      The  royalty rate for Licensed Products
               which are tops, will be five percent (5%).


  6.   GUARANTEED MINIMUM IMPORTED AMOUNTS

          ITOCHU agrees to import no less than the hereunder written amounts of the Imported Products at FOB
          USA value :

               Year 1    (18 months)    :  1.5 Million USD
               Year 2  (12 months) :  2 Million USD
               Year 3    (12 months)    :  2.25 Million USD
  7.   LICENSED PRODUCTS

          ITOCHU agrees that it and/or its sub-licensee (as may be approved by JOE'S), shall not in any contract year, manufacture or sell and distribute a unit quantity of Licensed Products exceeding the unit quantity of Imported Products purchased from Joe's Jeans Inc.

          ITOCHU agrees that it and/or its sub-licensee shall commence the sale and distribution of that portion of Licensed Products which is knitted and woven tops, by no later than June 30, 2004.


  8.   TERM

          The term of a possible agreement would be a period of three (3) years, or otherwise, as may be agreed upon.


  9.   ADVERTISING

          ITOCHU agrees that an amount equivalent to a minimum of three percent (3%) of annual wholesale sales shall be spent each year for advertising the brand.


  10.  INVENTORY

          ITOCHU  and/or its sub-licensee will purchase  the
          inventory   from  JOE'S,  within   the   hereunder
          mentioned considerations :

                 a.   Inventory which is in JOE'S current line of products
                    being sold shall be purchased by ITOCHU at Joe's Jeans Inc. USA wholesale price minus twenty-five percent (25%).

                 b.   Defective goods/damaged goods returned by customers or
                    otherwise; will not be purchased.

                 c.   All other inventory shall be purchased at Joe's Jeans
                    Inc. "cost", plus duty and freight to Tokyo warehouse. Such "cost" shall be mutually agreed upon between the Parties.

                 d.     Inventory purchases will be a cash transaction.

          Any  inventory transacted in accordance with  this
          Section   10,  shall  have  no  bearing   on   any
          considerations mentioned in Section 6 and  Section
          7 hereof.
  11.  ACCOUNTS RECEIVABLE OF JOE'S JEANS JAPAN INC.

          This receivable will be collected by JOE'S in  due
          course   and  ITOCHU  has  no  obligation  related
          thereto.


  12.  EMPLOYEES OF JOE'S JEANS JAPAN INC.

          ITOCHU will make its best efforts to employ, either itself or together with any approved sub-licensee, as many employees as possible. The following circumstances will create an exclusion from the undertaking :

                 a.   Agency or outside contract employees

                 b.   Employees who decline to be interviewed or unilaterally
                    decided not be hired

          Except for those exclusions mentioned, the employees not hired will be subject to a severance consideration to be managed by JOE'S but mutually agreed upon with ITOCHU. The cost of such severance consideration will be equally shared by JOE'S and ITOCHU.


  13.  DISCOUNT AND PAYMENT TERMS ON IMPORTED PRODUCTS

          Imported Products shall be paid for via letter of credit at sight, or via wire transfer within ten
          (10) days of FOB ship date, whichever payment method may be elected by Joe's Jeans Inc. from time to time. In the event that wire transfer is elected as method of payment, Joe's Jeans Inc. will submit a pro-forma invoice and an accurate packing list related to all shipments of the Imported Products to ITOCHU, no less than three
          (3) days prior to the anticipated FOB ship date.

          Joe's Jeans Inc. undertakes to grant ITOCHU a discount of twenty-five percent (25%) off the USA wholesale price of imported products.


  14.  PRICING STRUCTURE AND IMAGE

          The Parties agree that the Products are a premium jean and prestige product sold under the JOE'S brand. A discount of twenty-five percent (25%) is granted on Imported Products, in order to insure that ITOCHU will maintain the same prestige retail marketing strategy as previously established by Joe's Jeans Japan Inc. The standard of retail distribution and appropriateness shall follow those currently maintained by JOE'S in Japan. ITOCHU acknowledges the high standard and prestige market positioning of the JOE'S brand in Japan.


  15.  DURATION OF THE LOI

          The Parties shall exercise every effort to complete the discussions and execute formal agreements contemplated by this LOI as soon as is practical. If no formal agreements have been executed by June 20, 2003, this LOI shall automatically terminate unless extended in writing, prior to that date, by mutual agreement.


  16.  CONFIDENTIALITY

          Each  party  and  its  directors,  employees   and
          representatives shall keep confidential the content of any discussions or negotiations between the Parties under this LOI and pertaining to a possible license agreement.


  17.  COSTS

          ITOCHU and JOE'S each will bear its own costs pertaining to the signing of this LOI and in connection with the activities contemplated by this LOI for the negotiation and finalization of any formal agreements.


  18.   NON-BINDING AND ESSENTIAL CONDITIONS

          This LOI is merely indicative of the intentions of the Parties hereto and is in no way to be considered as a legally binding instrument. The Parties shall only become bound after the negotiation and execution of a separate agreement which will reflect the overall terms and conditions related to the intentions contained herein and if and when such definite separate definitive agreement is prepared, executed and delivered by and between them and the transactions contemplated thereby are approved by their respective Board of Directors and their designees. The Parties intend that only the provisions of
          Section 16, 17 and 20 shall constitute a binding agreement between the Parties beyond the expiry of this LOI.







  19.  EXCLUSIVITY OF NEGOTIATIONS

          Until such time as a party notifies the other in writing that it does not wish to proceed further with the execution of an Agreement as contemplated by this LOI, or until the expiry of this LOI, neither party shall engage in discussions concerning or otherwise supporting a similar Distribution or Licensing Agreement.


  20.   GOVERNING LAW

          The laws of the State of California, without regard to its principles of conflict of law, shall govern the interpretation of this LOI.


This LETTER OF INTENT is executed in the State of California
on the 19th day of     May 2003.




          /s/ Samuel Joseph Furrow, Jr.
          by :  Samuel Joseph Furrow, Jr.
          title/capacity :     CEO
          for :   JOE'S JEANS INC.





          /s/ Philip R. Foxwell
          by :  Philip R. Foxwell
          title/capacity : President
          for :   JOE'S JEANS JAPAN INC.








          /s/ Takeshi Kuhekawa
          by : Takeshi Kuhekawa
          title/capacity : Chief Operating Officer
          for :   ITOCHU CORPORATION